Exhibit 10.1

[CORNELL COMPANIES, INC. LETTERHEAD]

May 17, 2005

Pirate Capital LLC
200 Connecticut Avenue, 4th Floor
Norwalk, Connecticut 06854

Attention: Zachary R. George

Gentlemen:

                Reference is made to the ongoing proxy solicitation (the “Proxy Solicitation”) by Pirate Capital LLC, Jolly Roger Fund LP, Jolly Roger Fund Ltd and Mint Master Fund Ltd. (collectively, “Pirate Capital”) to elect seven (7) nominees to the board of directors of Cornell Companies, Inc. (“Cornell”).  With respect to the Proxy Solicitation and certain related matters, Pirate Capital and Cornell hereby agree as follows.

Definitions

1.             For purposes of this letter agreement, the terms below are defined as follows:

“Common Stock” shall mean common stock of Cornell.

“Continuing Directors” shall mean Anthony R. Chase and D. Stephen Slack.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Nominees” shall mean the Pirate Capital Nominees, the Continuing Directors and any replacements thereof appointed pursuant to Section 6.

“Pirate Group” shall mean Pirate Capital, any person or entity that is acting as a group with Pirate Capital for purpose of acquiring, holding, or disposing of securities of Cornell (as contemplated by Section 13(d)(3) of the Exchange Act) and any affiliate (as such term is defined in Rule 13e-3(a)(1) promulgated under the Exchange Act) of Pirate Capital or such person or entity.

“Rule 13e-3 transaction” shall have the meaning ascribed to such term in Rule 13e-3(a)(3) promulgated under the Exchange Act.

Agreements of Pirate Capital

2.             Requirements for a Rule 13e-3 Transaction.  Pirate Capital agrees that it will not, and it will cause all members of the Pirate Group and Cornell (to the extent Pirate Capital or any member of the Pirate Group controls such members or Cornell) not to, consummate, prior to July 31, 2007, a Rule 13e-3 transaction with respect to which Pirate Capital or any member of the Pirate Group is a participant, unless at least one of the following conditions are met: (i) if all the Continuing Directors are then serving as directors of Cornell, such Rule 13e-3 transaction has been unanimously approved by Cornell’s Board of Directors or (ii) if such transaction involves the vote of the stockholders of Cornell, such transaction is approved by holders of a majority of the Common Stock not beneficially owned by the Pirate Group or (iii) if such transaction involves a tender offer by Cornell or a member of the Pirate Group, holders of a majority of the outstanding Common Stock (excluding for such purpose Common Stock beneficially owned by the Pirate Group) tender their Common Stock into such tender and do not withdraw such stock.

3.             Cessation of Proxy Solicitation.  Upon execution of this letter agreement, Pirate Capital agrees to cease any and all efforts with respect to the Proxy Solicitation.  At Cornell’s 2005 Annual Meeting of Stockholders (including any adjournment thereof), Pirate Capital agrees to vote all of the shares of Common Stock, with respect to which it has voting power, for the election of all nominees identified in Section 5 of this letter agreement, to the extent permitted by applicable law.

Agreements of Cornell

4.             2005 Annual Meeting of Stockholders.  Cornell agrees to use reasonable efforts to hold its 2005 Annual Meeting of Stockholders no later than July 16, 2005.

5.             Board Nominees.

a.               Cornell agrees to nominate for election at its 2005 Annual Meeting of Stockholders nine (9) nominees, seven (7) of whom shall be Leon Clements, Richard Crane, Todd Goodwin, Sally Walker, Alfred Jay Moran, Jr., Zachary R. George and Thomas R. Hudson Jr. (the “Pirate Capital Nominees”) and two (2) of whom shall be the Continuing Directors.

b.              Concurrently with the execution of this letter agreement, Cornell has delivered to Pirate Capital a secretary’s certificate certifying to the adoption and effectiveness of resolutions approved by the current Board of Directors of Cornell that nominate the Nominees to stand for election at Cornell’s 2005 Annual Meeting of Stockholders.

c.               The Board of Directors of Cornell will recommend that the stockholders of Cornell vote to elect the Nominees as directors of the Company.

d.              Cornell will solicit proxies for the election of the Nominees at the 2005 Annual Meeting of Stockholders.

e.               Cornell shall cause proxies received by Cornell to be voted in the manner specified by such proxies.

6.                                       Replacement Nominees.  If, at any time prior to the election of directors at the 2005 Annual Meeting of Stockholders, any of the Nominees is unwilling or unable to stand for election as a director at the 2005 Annual Meeting of Stockholders, the following procedures shall apply:

a.               If a Continuing Director is unwilling or unable to be reelected, then the Board of Directors shall designate a replacement nominee reasonably acceptable to Pirate Capital.

b.              If a Pirate Capital Nominee is unwilling or unable to stand for election, then Pirate Capital shall designate a replacement nominee reasonably acceptable to the Board of Directors.

7.             Proxy Solicitation Materials.

a.               Cornell agrees that its Proxy Statement and all other solicitation materials to be delivered to stockholders in connection with the 2005 Annual Meeting of Stockholders shall be prepared in accordance with, and in furtherance of, this letter agreement.

b.              Cornell will provide Pirate Capital with copies of any proxy materials or other solicitation materials at least five business days, in the case of proxy statements, and at least two business days, in the case of other solicitation materials, in advance of filing such materials with the SEC or disseminating the same in order to permit Pirate Capital a reasonable opportunity to review and comment on such materials.

c.               Cornell will act reasonably in considering any comments that may be provided by Pirate Capital and its counsel with respect to such materials.

d.              Pirate Capital will provide, as promptly as practicable, all information relating to the Pirate Capital Nominees (and other information, if any) required under applicable law to be included in Cornell’s Proxy Statement and all other solicitation materials to be delivered to stockholders in connection with the 2005 Annual Meeting of Stockholders.  All such information provided by Pirate Capital shall be true and correct in all material respects.

8.             Reimbursement of Expenses.  Cornell agrees to reimburse Pirate Capital for up to $750,000 in reasonable expenses in connection with the Proxy Solicitation, the 2005 Annual Meeting of Stockholders and the negotiation and execution of this letter agreement, upon presentation by Pirate Capital to Cornell of invoices or other reasonably satisfactory documentation.  Reimbursement payments shall be made by Cornell to Pirate Capital no later than 10 days following receipt of the applicable invoices or other documentation.

9.             Representations and Warranties.

a.               The execution and delivery by Cornell of this letter agreement and the performance by Cornell of its obligations hereunder (i) has been duly authorized by all requisite corporate action; (ii) does not require stockholder approval; and (iii) does not and will not violate any law, any order of any court or other agency of government, the Certificate of Incorporation of Cornell, as amended, or the by-laws of Cornell, as amended, or any provision of any indenture, agreement or other instrument to which Cornell or any of its properties or assets is bound, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such indenture, agreement or other instrument, or result in the creation or imposition of, or give rise to, any lien, charge, restriction, claim,  encumbrance or adverse penalty of any nature whatsoever pursuant to any such indenture, agreement or other instrument.  Notwithstanding the preceding sentence, Cornell makes no representation or warranty relating to the Employment Agreement of James E. Hyman dated as of March 14, 2005, other than the representation and warranty that the execution, delivery and performance of Cornell’s obligations under this letter agreement will not result in a “Change in Control” (as defined in Section 7(g) of the Employment Agreement).

b.              The execution and delivery by Pirate Capital LLC of this letter agreement and the performance by Pirate Capital of its obligations hereunder (i) has been duly authorized by all requisite company or limited partnership action; (ii) does not require approval by any owners or holders of any equity interest in Pirate Capital; and (iii) does not and will not violate any law, any order of any court or other agency of government, the charter or other organizational documents of Pirate Capital, as amended, or any provision of any agreement or other instrument to which Pirate Capital or any of its properties or assets is bound, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such agreement or other instrument, or result in the creation or imposition of, or give rise to, any lien, charge, restriction, claim,  encumbrance or adverse penalty of any nature whatsoever pursuant to any such agreement or other instrument.

Agreements of Both Parties

10.           Press Releases.  On the date hereof, Cornell and Pirate Capital will issue the press release attached hereto as Exhibit A.  Without the prior consent of the other party, which consent shall not be unreasonably withheld or delayed, Cornell and Pirate Capital shall not, and shall not permit any of their respective affiliates or agents to issue any press release or public statement regarding the 2005 Annual Meeting of Stockholders, the solicitation of proxies therefor or this letter agreement, except to the extent that the disclosing party is advised by its legal counsel that such action is required by applicable law.  Schedule 13D filings required to be made by Pirate Capital with the Securities and Exchange Commission shall not be considered public statements for purposes of this Section 9.

11.           Amendment of Letter Agreement. Prior to Cornell’s 2005 Annual Meeting of Stockholders, this letter agreement may be amended only by written instrument executed on behalf of Cornell and Pirate Capital LLC.  After Cornell’s 2005 Annual Meeting of Stockholders, this letter agreement shall not be amended unless such amendment is approved by either (i) if all the Continuing Directors are then serving as directors of Cornell, such amendment is unanimously approved by the Board of Directors of Cornell or (ii) such amendment is approved by holders of a majority of the Common Stock not beneficially owned by the Pirate Group.

12.           Further Assurances.   Each party agrees to take or cause to be taken such further actions, and to execute, deliver and file or cause to be executed, delivered and filed such further documents and instruments, and to obtain such consents, as may be reasonably required or requested by the other party in order to effectuate fully the purposes, terms and conditions of this letter agreement.

13.           Governing Law; Consent To Jurisdiction. This letter agreement will be construed in accordance with and governed by the laws of the State of New York without regard to principles of conflicts of laws.  Any judicial proceedings with respect to this letter agreement shall be brought in a federal or state court located in Wilmington, Delaware, and by execution and delivery of this letter agreement, each party accepts, generally and unconditionally, the exclusive jurisdiction of such court and any related appellate court, irrevocably agrees to be bound by any judgment rendered thereby, and waives any objection to the laying of venue in any such proceedings in such courts.

14.           Counterparts.  This letter agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

15.           Entire Agreement.  This letter agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof.

Please confirm your agreement with the terms of this letter agreement by executing the same in the space provided below.  Such agreement shall be effective as of the date of your acceptance.

Very truly yours,

CORNELL COMPANIES, INC.

By:

/s/ James E. Hyman

James E. Hyman
Chief Executive Officer and Chairman of the Board

Agreed and Accepted as of May 17, 2005:

PIRATE CAPITAL LLC

By:	/s/ Thomas R. Hudson, Jr.
Name:	Thomas R. Hudson, Jr.
Title:	Managing Member